Exhibit 5.2





                       [Letterhead of Vail Resorts, Inc.]







                                                              January 18, 2002



VAIL RESORTS, INC.
137 Benchmark Road
Avon, Colorado 81620

         Re: 8 3/4% Senior Subordinated Notes due 2009 of Vail Resorts, Inc and related Guarantees
              --------------------------------------------------------------

Ladies and Gentlemen:

     I am General Counsel for Vail Resorts, Inc. (the "Company") and the guarantors listed on Exhibit I hereto (collectively, the "Guarantors" and, together with Company, the "Issuers") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by, among others, the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Act"), of (i) up to $160,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2009 of the Company (the "Exchange Notes"), and (ii) the Guarantors' unconditional guarantee of the Exchange Notes (the "Guarantees," and together with the Exchange Notes, the "Securities"). The Securities will be issued pursuant to an indenture dated as of November 21, 2001 (the "Indenture"), between the Company, the Guarantors. and The Bank of New York, as trustee, in connection with the exchange offer (the "Exchange Offer") pursuant to which the Securities will be issued for a like principal amount of the Company's outstanding 8 3/4% Senior Subordinated Notes due 2009. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     In connection therewith, I have examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of the Certificates of Incorporation of the Issuers, resolutions of the Boards of Directors of the Issuers with respect to the filing of the Registration Statement and such other documents as I have deemed necessary or appropriate for the purpose of rendering this opinion.

     In my examination of documents, instruments and other papers, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photo-static or other copies. As to matters of fact, I have relied upon representations of officers of the Issuers.

     I am admitted to the Bar of the State of Colorado. I express no opinion as to the laws of any jurisdiction other than the laws of the State of Colorado and the Federal laws of the United States of America. With respect to The Village at Breckenridge Acquisition Corp., Inc. and Property Management Acquisition Corp., Inc., for all purposes hereunder I have assumed that Tennessee law is identical to Colorado law. With respect to Rockresorts Equinox, Inc., for all purposes hereunder I have assumed that Vermont law is identical to Colorado law. With respect to Grand Teton Lodge Company, Jackson Hole Golf and Tennis Club, Inc., JHL&S LLC and Teton Hospitality Services, Inc., for all purposes hereunder I have assumed that Wyoming law is identical to Colorado law.

     Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that:

     (i) The Exchange Notes have been duly authorized for issuance by the Company and, when duly executed, authenticated and delivered in exchange for the Initial Notes in accordance with the terms of the Exchange Offer and the Indenture as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

     (ii) The Guarantees of the Guarantors have been duly authorized by the Guarantors and, when the Exchange Notes have been duly executed, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture as contemplated by the Registration Statement and the Guarantees of the Guarantors have been duly executed and delivered, the Guarantees of the Guarantors will constitute valid and legally binding obligations of the Guarantors, entitled to the benefits of the Indenture and enforceable against the Guarantors in accordance with their terms except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

     I hereby consent to any reference required by law to the undersigned as the Company's general or legal counsel in the Registration Statement under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement. My consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference I have not certified any part of the Registration Statement

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

and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Martha Dugan Rehm








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



                                    EXHIBIT I


           Beaver Creek Associates, Inc.
           Beaver Creek Consultants, Inc.
           Beaver Creek Food Services, Inc.
           Breckenridge Resort Properties, Inc.
           Complete Telecommunications, Inc.
           Grand Teton Lodge Company
           Jackson Hole Golf and Tennis Club, Inc.
           JHL&S LLC
           Keystone Conference Services, Inc.
           Keystone Development Sales, Inc.
           Keystone Food and Beverage Company
           Keystone Resort Property Management Company
           Larkspur Restaurant & Bar, LLC
           Lodge Properties, Inc.
           Lodge Realty, Inc.
           Property Management Acquisition Corp., Inc.
           Rockresorts LLC
           Rockresorts Casa Madrona, LLC
           Rockresorts Cheeca, LLC
           Rockresorts Equinox, Inc.
           Rockresorts International, LLC
           Rockresorts LaPosada, LLC
           Rockresorts Rosario, LLC
           Teton Hospitality LLC
           Teton Hospitality Services, Inc.
           The Vail Corporation
           The Village at Breckenridge Acquisition Corp., Inc.
           Vail Associates Consultants, Inc.
           Vail Associated Holdings, Ltd.
           Vail Associates Management Company
           Vail Associates Real Estate, Inc.
           Vail Food Services, Inc.
           Vail Holdings, Inc.
           Vail Resorts Development Company
           Vail Summit Resorts, Inc.
           Vail Trademarks, Inc.
           Vail/Arrowhead, Inc.
           Vail/Battle Mountain, Inc.


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

           Vail/Beaver Creek Resort Properties, Inc.
           VAMHC, Inc.
           Vail RR, Inc.
           VA Rancho Mirage I, Inc.
           VA Rancho Mirage II, Inc.












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